UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2013

Terreno Realty Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-34603	27-1262675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Montgomery Street, Suite 200

San Francisco, CA 94104

(Address of principal executive offices) (Zip Code)

(415) 655-4580

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 27, 2013, a wholly-owned subsidiary of Terreno Realty Corporation (collectively referred to as the “Company”), completed the acquisition of an industrial property located in Queens, New York consisting of four buildings, aggregating approximately 229,300 square feet (the “Property”), from a third-party seller (the “Seller”), for a purchase price of approximately $53.1 million. The Company utilized cash on hand and borrowings from its revolving line of credit to fund the acquisition.

There are no material relationships between the Seller and the Company or any of its affiliates, or any director or officer of the Company, or any associate of any such director or officer, other than in respect of the acquisition of the Property.

Item 7.01 Regulation FD Disclosure.

On December 30, 2013, the Company issued a press release announcing the completion of the Company’s acquisition of the Property. The press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for any purpose, including for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

To the extent required by this item, financial statements for the Property will be filed as an amendment on Form 8-K/A to this report as soon as practicable but no later than 71 calendar days after the latest date on which this initial Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

To the extent required by this item, pro forma financial information for the Property will be filed as an amendment on Form 8-K/A to this report as soon as practicable but no later than 71 calendar days after the latest date on which this initial Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Terreno Realty Corporation

Date: December 31, 2013	By:	/s/ Jaime J. Cannon
Jaime J. Cannon
Chief Financial Officer